Exhibit 10.2

NON-REDEMPTION AGREEMENT

THIS NON-REDEMPTION AGREEMENT (this “Agreement”), dated as of November 14, 2024, is made by and between Inflection Point Acquisition Corp. II, a Cayman Islands exempted company (the “Company”) and the undersigned (the “Holder”).

RECITALS

WHEREAS, on August 21, 2024, the Company, IPXX Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company (“Merger Sub”) and USA Rare Earth, LLC, a Delaware limited liability company (“USARE”) entered into a business combination agreement (such agreement, as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement” and the transactions contemplated by the Business Combination Agreement, the “Business Combination”), pursuant to which, and subject to the terms and conditions set forth therein, among other things, (i) prior to Closing (as defined below), the Company will domesticate (the “Domestication”) as a Delaware corporation in accordance with the Delaware General Corporation Law and the Companies Act (as Revised) of the Cayman Islands, and (ii) at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”) and following the Domestication, Merger Sub will merge with and into USARE, with USARE surviving as a wholly-owned subsidiary of the Company, and the Company will be renamed “USA Rare Earth, Inc.” (“New USARE”).

WHEREAS, the Company expects to hold an extraordinary general meeting in lieu of an annual meeting of the Company’s shareholders (the “Meeting”), for the purpose of approving, among other things, an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (as amended, the “Articles”) to extend (the “Extension”) the date by which the Company must consummate an initial business combination from November 30, 2024 to August 21, 2025 (the “Extended Date”);

WHEREAS, in accordance with the terms of the Business Combination Agreement and in connection with the Business Combination, all of the issued and outstanding Company’s Class A ordinary shares, par value $0.0001 per share (“public shares”) will convert automatically, on a one-for-one basis, into one (1) share of common stock, par value $0.0001 per share, of New USARE (after the Domestication);

WHEREAS, in accordance with the terms of this Agreement, the Holder desires to agree not to exercise any Redemption Rights it may have with respect to that number of public shares set forth on the signature page hereto (the “Holder Shares”) under the Articles in connection with the Extension;

WHEREAS, at least one day prior to the Domestication, the Company will provide its public shareholders the opportunity to redeem their public shares on the terms and conditions set forth in the Business Combination Agreement and the Company’s governing documents (the “Business Combination Redemption”); and

WHEREAS, in consideration of the Holder’s agreement hereunder not to redeem the Holder Shares in connection with the Extension, the Company will extend to the Holder the option to execute a forward purchase agreement (the “Forward Purchase Option”) in accordance with the terms set forth in a term sheet attached hereto as Exhibit A (the “Term Sheet”).

NOW, THEREFORE, in consideration of the foregoing and the mutual acknowledgments, understandings, and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Holder hereby agree as follows:

1. Ownership of Holder Shares.

(a) On the terms and subject to the conditions hereof, the Holder hereby attests that it owns as of the date of this Agreement the Holder Shares.

(b) No later than one (1) Business Day following the date of this Agreement, the Holder shall deliver to the Company a certificate, signed by the Holder, certifying that it owned the Holder Shares at the date of this Agreement.

2. Representations, Warranties, Covenants and Agreements of the Holder. The Holder represents, warrants, covenants and agrees that:

(a) The Holder (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and (ii) has the requisite power and authority to enter into and perform its obligations under this Agreement.

(b) This Agreement has been duly authorized and validly executed and delivered by the Holder, and assuming the due authorization, execution and delivery of the same by the Company, this Agreement shall constitute the valid and legally binding obligation of the Holder, enforceable against the Holder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and by the availability of equitable remedies.

(c) The execution and delivery of this Agreement and the compliance by the Holder with all of the provisions of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Holder pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Holder is a party or by which the Holder is bound or to which any of the property or assets of the Holder is subject; (ii) the organizational documents of the Holder; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Holder or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Holder Material Adverse Effect. For purposes of this Agreement, a “Holder Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Holder that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Holder’s ability to timely consummate the transactions contemplated hereby.

(d) The Holder is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of this Agreement and the transactions contemplated hereby. The Holder is also capable of assuming, and assumes, the risks of this Agreement and the transactions contemplated hereby, including, if exercised, the Forward Purchase Option. The Holder is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities. The Holder has adequately analyzed and fully considered the risks of this Agreement and the transactions contemplated hereby, including of an investment in the Holder Shares, and has determined that the transactions contemplated by this Agreement, including the purchase of the Holder Shares, are a suitable for the Holder and that the Holder is able at this time and in the foreseeable future to bear the economic risk of a total loss of its investment in the Company. The Holder acknowledges specifically that a possibility of total loss of its investment exists.

(e) It is, and at the time it exercises the Forward Purchase Option and at the time it enters into any definitive agreement with respect thereto will be an “eligible contract participant” under, and as defined in, the Commodity Exchange Act (7 U.S.C. § 1a(18)) and CFTC regulations (17 CFR § 1.3).

(f) The Holder acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including the Company, New USARE, or USARE, any of their respective affiliates or any of its or their respective control persons, officers, directors, employees, agents or representatives), other than the representations and warranties of the Company expressly set forth in this Agreement, or any other investor in making its investment or decision to invest in the Company.

(g) There is no action pending against the Holder or, to the Holder’s knowledge, threatened against the Holder, before any court, arbitrator, or governmental authority, which in any manner challenges or seeks to prevent, or enjoin or materially delay the performance by the Holder of its obligations under this Agreement.

(h) The Holder, together with each other person with whom it may form a “group” (within the meaning of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is in compliance with all material regulatory filings relating to this Agreement and the transactions contemplated hereby, including, if exercised, the Forward Purchase Option. The Holder covenants that it will make all regulatory filings that it is required by law or regulation to make with respect to this Agreement and the transactions contemplated hereby, including, if exercised, the Forward Purchase Option, including, without limitation, as may be required by Section 13 or Section 16 under the Exchange Act.

(i) The Holder agrees to not vote any public shares it holds as of the applicable record date in connection with the Business Combination at any meeting of the Company’s shareholders (or to provide a written consent for that purpose with respect to such shares) if it would be in violation of the Securities and Exchange Commission’s Compliance and Disclosure Interpretation No. 166.01 to do so.

3. Waiver of Redemption Rights.

(a) The Holder acknowledges that it has, or will have, certain rights with respect to the redemption of the Holder Shares pursuant to the Articles and in connection with the consummation of the Extension. Holder covenants and agrees, for the benefit of the Company, that neither it nor any of its controlled affiliates shall exercise any Redemption Rights under the Articles in connection with the consummation of the Extension with respect to the Holder Shares (the “Redemption Rights”).

(b) In furtherance of the covenants in Section 2(a): (x) Holder hereby irrevocably waives, on behalf of itself and its controlled affiliates, the Redemption Rights and irrevocably constitutes and appoints the Company and its designees, with the power of substitution, as its (and its controlled affiliates’) true and lawful agent and attorney-in-fact, with the power and authority in its name, place and stead, to revoke any redemption election made in contravention of Section 2(a) above limited solely with respect to any Holder Shares and to cause the Company’s transfer agent to fail to redeem such Holder Shares in connection with the Extension, (y) Holder shall deliver such documentation as is reasonably requested by the Company to evidence that none of the Holder Shares have been redeemed, and (z) in the event of a breach of Section 2(a) with respect to any Holder Shares (the “Redeemed Shares”), Holder unconditionally and irrevocably agrees to, or to cause one or more of its affiliates to, subscribe for and purchase from the Company (or from its assignee(s) or designee(s)) prior to the Extended Date a number of public shares of the Company equal to the number of such Redeemed Shares, for a per share purchase price equal to the amount to be received by public shareholders of the Company exercising their Redemption Rights in connection with the Extension.

(c) The Company acknowledges and agrees that the Holder and/or its controlled affiliates may own additional public shares in excess of the Holder Shares (the “Other Shares”) and that nothing herein shall restrict any rights of the Holder with respect to such Other Shares including, without limitation, the right to redeem, or to submit a request to the Company’s transfer agent to redeem or otherwise exercise any right with respect to such Other Shares.

(d) The Company acknowledges and agrees that nothing herein shall restrict any rights of the Holder with respect to the Business Combination Redemption, including, without limitation, the right to redeem, or to submit a request to the Company’s transfer agent to redeem or otherwise exercise any right with respect to public shares in connection with the Business Combination Redemption.

4. Covenants of the Holder. Holder hereby agrees to permit the Company to publish and disclose Holder’s identity, ownership and/or acquisition of the Holder Shares and any Other Shares and the nature of Holder’s commitments, arrangements and understandings under this Agreement and a copy of this Agreement, in (a) the proxy materials filed by the Company with the United States Securities and Exchange Commission (“SEC”) in connection with the Extension and/or the Company’s initial Business Combination, (b) any Form 8-K filed by the Company with the SEC in connection with the execution and delivery of this Agreement, or the consummation of the Extension or in connection with the Company’s initial business combination, and (c) any other documents or communications provided by the Company or the Company to any governmental authority or to the Holder, in each case, to the extent required by the federal securities laws or the SEC or any other securities authorities. Additionally, the Holder shall not, at any time while this Agreement remains in effect, (i) enter into any agreement or trust with respect to the Holder Shares inconsistent with Holder’s obligations pursuant to this Agreement, (ii) grant a proxy, a consent or power of attorney with respect to the Holder Shares, or (iii) enter into any agreement or take any action that would make any representation or warranty of the Holder contained herein untrue or inaccurate in any material respect or have the effect of preventing or disabling the Holder from performing any of its obligations under this Agreement.

5. Forward Purchase Agreement. In consideration of the covenants of Holder set forth herein, the Company extends to the Holder the Forward Purchase Option to execute a forward purchase agreement with the Company in connection with the Business Combination in accordance with the terms set forth in the Term Sheet. The Forward Purchase Option expires on the Business Day preceding the Business Combination Redemption. For the purposes of this Agreement, “Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in New York, New York are required or authorized by law to be closed for business. The obligations of the Company pursuant to this Section 5 shall be subject to the satisfaction or waiver by the Company of the following conditions: (i) the Extension shall have occurred, (ii) all representations and warranties of the Holder contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of the date hereof, as of the Purchase Deadline and as of the date of the exercise of the Forward Purchase Option, and (iii) the Holder shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it.

6. Miscellaneous.

(a) Holder acknowledges that the Company will rely on the representations, warranties, acknowledgments, understandings and agreements contained in this Agreement. Holder agrees to promptly notify the Company if any of the representations, warranties, acknowledgments, understandings or agreements set forth herein are no longer accurate in all material respects.

(b) Each of the Company and the Holder is entitled to rely upon this Agreement and is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(c) Neither this Agreement nor any rights that may accrue to Holder hereunder may be transferred or assigned without the Company’s prior written consent. Neither this Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned.

(d) This Agreement may not be modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought.

(e) This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(f) Except as otherwise provided herein, this Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(g) The Holder acknowledges that the Company has established a trust account containing the proceeds of its initial public offering and from certain private placements (collectively, with interest accrued from time to time thereon, the “Trust Account”). Holder agrees that (i) it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, and (ii) it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, in each case in connection with this Agreement, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have in connection with this Agreement or otherwise; provided, that such release and waiver of Claims shall not include any rights or claims of Holder or any of its controlled affiliates to seek redemption of (x) the Other Shares in connection with the consummation of the Extension or (y) any of the Holder’s public shares in connection with the consummation of the Company’s initial Business Combination. In the event the Holder has any Claim against the Company, the Holder shall pursue such Claim solely against the Company’s assets outside the Trust Account and not against the property or any monies in the Trust Account. The Holder agrees and acknowledges that such waiver is material to this Agreement and has been specifically relied upon by the Company to induce the Company to enter into this Agreement and the Holder further intends and understands such waiver to be valid, binding and enforceable under applicable law. In the event the Holder commences any action or proceeding which seeks, in whole or in part, relief against the funds held in the Trust Account or distributions therefrom or any of the Company’s shareholders, whether in the form of monetary damages or injunctive relief, the Holder shall be obligated to pay to the Company all of its legal fees and costs reasonably incurred in connection with any such action in the event that the Company prevails in such action or proceeding.

(h) If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(i) This Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(j) The Holder shall pay all of its own expenses in connection with this Agreement and the transactions contemplated hereby.

(k) Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (c) five (5) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

i. If to Holder, to such address or addresses set forth on the signature page hereto; and

ii. if to the Company, to:

Inflection Point Acquisition Corp. II

167 Madison Avenue, Suite 205 #1017

New York, NY 10016

Attn: Michael Blitzer

Email: [***]

with a copy to (which copy shall not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: Joel Rubinstein

Email: joel.rubinstein@whitecase.com

(l) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (i) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 6(l) shall not be required to provide any bond or other security in connection with any such injunction.

(m) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction

(n) Any claim, action, suit, assessment, arbitration or proceeding based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the State of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such claim, action, suit, assessment, arbitration or proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of such claim, action, suit, assessment, arbitration or proceeding shall be heard and determined only in any such court, and agrees not to bring any claim, action, suit, assessment, arbitration or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any claim, action, suit, assessment, arbitration or proceeding brought pursuant to this Section 6(n). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(o) Nothing contained in this Agreement shall be deemed to vest in the Company or its subsidiaries any direct or indirect ownership or incidence of ownership of or with respect to the Holder Shares. All rights, ownership and economic benefits of and relating to the Holder Shares shall remain fully vested in and belong to the Holder, and none of the Company or its subsidiaries shall have no authority to direct the Holder in the voting or disposition of any of the Holder Shares, except as otherwise provided herein.

(p) The Holder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of the Company and its subsidiaries in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the persons expressly named as parties hereto.

(q) If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

COMPANY:

INFLECTION POINT ACQUISITION CORP. II

By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	Chief Executive Officer and Chairman

HOLDER:

HARRADEN CIRCLE INVESTMENTS, LLC

Investment Manager To:

HARRADEN CIRCLE INVESTORS LP
HARRADEN CIRCLE SPECIAL OPPORTUNITIES LP

By:	/s/ Frederick V. Fortmiller, Jr.
Name:	Frederick V. Fortmiller, Jr.
Title:	Managing Member

Number of Shares (Harraden Circle Investors LP): 300,000

Number of Shares (Harraden Special Opportunities LP): 400,000

Address for Notices: [***]_______________________________________________________________

Attention: [***]________________________________________

Email: [***]___________________________________________

[Signature Page to Share Purchase and Non-Redemption Agreement (Harraden)]

EXHIBIT A

Term Sheet

Summary of Proposed Terms and Conditions for

Inflection Point Acquisition Corp. II

November 14, 2024

Harraden Circle Investors LP and Harraden Circle Special Opportunities LP and their respective affiliates (collectively “Harraden”) are pleased to present the following proposal. The Summary of Proposed Terms and Conditions (“Term Sheet”) is for discussion purposes only and is not intended to be, and does not constitute, an offer, commitment or agreement of any kind on the part of Harraden to provide the financing described herein (the “Financing”) and should not be relied upon as such. Any offer, commitment, obligation or agreement of Harraden will only arise upon Harraden receiving its internal committee approval, which has not yet been received, and the entering into of definitive documents signed by an authorized signatory of Harraden and not from statements (oral or written) made during the course of discussions among the parties (whether or not prior to or after the date hereof). This Term Sheet is intended as an outline of certain of the material terms of the proposed Financing based on discussions with you to date but does not include all of the terms, conditions, covenants, representations, warranties, default clauses, and other provisions that would be contained in any definitive documents for such Financing. Harraden reserves the right to terminate discussions or negotiations at any time without cause. No rights or other legal grounds shall arise from such termination, except that the sections with respect to Expenses and Governing Law shall be binding. In the event of any conflict between this paragraph and any other provision of this Term Sheet, this paragraph shall control.

Buyer:	Inflection Point Acquisition Corp. II (the “Company”). The term “Buyer” refers to IPXX until the Business Combination (as defined below), and to USA Rare Earth, Inc., a Delaware corporation, following the Business Combination. Upon the closing of the transactions contemplated by the Business Combination Agreement (as defined below), USA Rare Earth, LLC (the “Target”) will be a wholly-owned direct subsidiary of the Company.
Seller:	Harraden Circle Investors LP and Harraden Circle Special Opportunities LP or their respective affiliates (collectively, the “Seller”). The obligations of each Seller shall be several and not joint.
Currency:	US Dollars (“$”).
Investment Terms
Transaction:	Share Forward Transaction (the “Transaction”) of up to 700,000 ordinary shares of the Company (the “Shares”) in connection with the proposed business combination between the Company and the Target (the “Business Combination”).
Indicative Transaction Steps:

Condition to Transaction: At least one Exchange Business Day (as defined below) prior to the redemption deadline in connection with the Buyer’s extension of its time to complete an initial business combination (the “Extension”), (a) the Seller will hold 700,000 ordinary Shares of the Buyer at market price in the public market and (b) waive its redemption rights with respect to such Shares in connection with the Extension.

Step 1: At the Seller’s option, prior to the closing of the Business Combination, the Seller will (a) hold 700,000 Shares, or if necessary, purchase up to 700,000 Shares directly from investors who have redeemed at market price in the public market, (b) waive its redemption rights with respect to such Shares, and (c) enter into legal agreements with the Buyer and Target in order to implement the Transaction.

Step 2: Upon closing of the Business Combination, the Buyer will pay the Prepayment Amount (as defined below) to an escrow account for the benefit of the Seller from the cash held in the Buyer’s trust account. The Prepayment Amount will be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.

Step 3: At any time prior to the Maturity Date (as defined below), the Seller may, in its sole discretion, elect an interim cash settlement, in which case the Seller may sell some or all of the Shares and pay the pro-rata portion of any applicable Prepayment Amount to the Buyer in respect of such proceeds from the sale of such Shares. For the avoidance of doubt, in connection with any such interim cash settlement, the Seller shall retain any proceeds in excess of the Prepayment Amount paid to the Buyer and the applicable portion of the Prepayment Amount plus the interest accrued on the applicable portion of the Prepayment Amount shall be released from escrow to the Buyer.

Step 4: At the Maturity Date, with respect to any Shares remaining under the Transaction, the Seller shall return the Shares to the Buyer and the amount remaining in the escrow account, including accrued interest, shall be released to the Seller.

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Pricing Date Notice:	Seller shall deliver to Buyer the Pricing Date Notice no later than one (1) business day in which Nasdaq and commercial banks in the City of New York are open for business (each such day an “Exchange Business Day”) following the closing of the Business Combination. The Pricing Date Notice shall include the number of Shares subject to this Term Sheet.
Pricing Date:	The date specified in the Pricing Date Notice.
Effective Date:	One (1) Settlement Cycle following the Pricing Date.
Number of Shares:	The number of Shares owned by Seller on the day prior to the close of the Business Combination (such Shares referred to herein as the “Public Shares”), as specified in the Pricing Date Notice, but in no event more than the Maximum Number of Shares (as defined below). The number of Public Shares is subject to reduction as described under “Optional Early Termination.”
Maximum Number of Shares:	700,000 Shares.
Valuation Date:	The date that is 90 days after the closing of the Business Combination (the “Maturity Date”) pursuant to the Business Combination Agreement, dated as of August 21, 2024 (the “Business Combination Agreement”).
Initial Price:	The redemption price per public share in the redemption in connection with the Business Combination in accordance with the Buyer’s governing documents (the “Redemption Price”).
Prepayment:	Payment of the Prepayment Amount (as defined below) shall be made directly from the Buyer’s Trust Account maintained by Continental Stock Transfer & Trust Company holding the net proceeds of the sale of the units in Buyer’s initial public offering (the “Trust Account”) no later than the Prepayment Date.
Prepayment Amount:	A cash amount equal to the number of Public Shares multiplied by the Initial Price, which amount Buyer will place into an escrow account for the benefit of the Seller upon the closing of the Business Combination. The Prepayment Amount will be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.
Prepayment Date:	The earlier of (a) one (1) Exchange Business Day after the closing of the Business Combination and (b) the date any assets from the Trust Account are disbursed following the Business Combination.
Representations, Warranties and Covenants:	Representations and warranties shall be typical for a transaction of this type and size with such exceptions as the parties mutually agree.
Events of Default:	Events of Default shall be typical for a transaction of this type and size.
Optional Early Termination:	From time to time and on any Exchange Business Day following the closing of the Business Combination (any such date, an “OET Date”), and subject to the terms and conditions below, Seller may, in its absolute discretion, terminate the Transaction in whole or in part with respect to any number of Public Shares by giving notice of such termination and the specified number of Shares (such quantity, the “Terminated Shares”). As of each OET Date, Buyer shall be entitled to an amount from Seller, and the Seller shall pay to Buyer from the escrow account, an amount equal to the product of (i) the quotient of (a) the Terminated Shares divided by (b) the Public Shares, multiplied by (ii) the value of the escrow account at such OET Date. For example, if the Seller terminates with respect to 50% of the Public Shares as of an OET Date, 50% of value of the escrow account as of such OET Date will be released to the Buyer.
Governing Law/Venue:	New York law (without reference to choice of law doctrine).

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By: Harraden Circle Investments, LLC		By: Inflection Point Acquisition Corp. II

Investment Manager To:

Harraden Circle Investors LP
Harraden Circle Special Opportunities LP

/s/ Frederick V. Fortmiller, Jr		/s/ Michael Blitzer
Name:	Frederick V. Fortmiller, Jr	Name:	Michael Blitzer
Title:	Managing Member	Title:	Chief Executive Officer and Chairman

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